================================================================================
                                Stock Agreement
                                     with
                     Atlas, Pearlman, Trop & Borkson, P.A.
================================================================================

Health Professionals, Inc.
515 E. Las Olas Blvd., Suite 1600
Fort Lauderdale, Fl 33301
(305) 766-2552, Fax (305) 767-4715


                                March 27, 1997


Charles Pearlman, Esquire
ATLAS, PEARLMAN TROP & BORKSON
200 East Las Olas Boulevard
Suite 1900
Fort Lauderdale, FL 33301

Dear Charles:

      This shall confirm the agreement between Atlas Pearlman Trop & Borkson and Health Professionals, Inc. pursuant to which Health Professionals, Inc. hereby grants to Atlas Pearlman & Borkson 100,000 shares of common stock of Health Professionals, Inc. in connection with certain agreed legal services to be performed by Atlas Pearlman Trop & Borkson on behalf of Health Professionals, Inc.

      The legal services to be performed by Atlas Pearlman shall be the review of all periodic report filings (including the fiscal year 1997 10K), preparation of an S-8 registration statement (which, in addition to other shares, shall register the shares which are the subject to our agreement) and certain general routine corporate matters in the calendar year 1997.

      With respect to matters beyond the scope of this agreement, Health Professionals, Inc. shall be billed at your customary rate. In addition, Health Professionals, Inc. and Atlas Pearlman shall agree on a repayment schedule on the $10,000 for fees and costs due over last years fee engagement which remain owing as of the date of this letter.

      Finally, Health Professionals, Inc. agrees to pay any out of pocket costs incurred by Atlas, Pearlman in furtherance of its legal representation of Health Professionals, Inc.


Accepted and Agreed to:                   Very truly yours,

ATLAS, PEARLMAN, TROP & BORKSON           HEALTH PROFESSIONALS, INC.

By:/s/ Charles Pearlman                           By:/s/William M. Reiter, M.D.
      -------------------------------                   -----------------------
       Charles Pearlman                                 William M. Reiter, M./D.